BRISTOL WEST HOLDINGS, INC.
EXECUTIVE OFFICER INCENTIVE PLAN
As Adopted by the Board of Directors on February 21, 2006

1.	PURPOSE

The purpose of the Plan is to establish and maintain a result and profit oriented environment and to motivate and reward eligible employees by making a portion of their compensation dependent on the achievement of certain Performance Goals related to the performance of Bristol West Holdings, Inc. (the “Company”) and its affiliates and operating units. The Plan aims to align the interests of management and the Company towards the completion of the Company’s strategic objectives, while providing incentives to constantly expand the Company’s earning power. The Plan also seeks to have direct ties to the Company’s business plan and encourage teamwork in accomplishing Company goals. The Plan is designed to preserve the income tax deductibility of incentives paid hereunder to Company executive officers who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). Accordingly, the adoption of the Plan is subject to the approval of the Company’s stockholders pursuant to Code Section 162(m).

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the amount of bonus payable under the Plan to a Participant with respect to a Fiscal Year.

(b) “Board” means the Board of Directors of the Company.

(c) “Business Plan” means the Company’s Business Plan as approved by the Board from time to time (but in no event later than 90 days after the commencement of the applicable Fiscal Year).

(d) “Committee” means the Compensation Committee of the Board or another Committee designated by the Board that is comprised of two or more “outside directors” as defined in Code Section 162(m).

(e) “Covered Employees” means those persons who are (or who in the Committee’s sole discretion may become) subject to the limitations of Code Section 162(m).

(f) “Fiscal Year” means the Company's fiscal year.

(g) “Individual Bonus Target” means a Participant’s incentive target with respect to a Fiscal Year.

(h) “Participant” means each Covered Employee and any officer or key employee of the Company who is designated as a Participant by the Committee.

(i)  “Performance Goals” means one or more objective measurable performance factors as determined by the Committee with respect to each Fiscal Year based upon one or more factors, including, but not limited to: (1) gross written premium; (2) net written premium; (3) underwriting income; (4) operating income; (5) earnings (including earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and earnings before interest, taxes, depreciation and amortization and other non-cash items); (6) net income; (7) cash flow; (8) loss ratio; (9) expense ratio; (10) combined ratio; (11) return on equity; (12) return on assets; (13) earnings or net income per share; (14) book value or book value per share; and/or (15) stock price, each with respect to the Company and/or one or more of its affiliates or operating units. For purposes of the Plan, such criteria may be measured by comparing actual results in a current period to either or both of the following: (i) comparable estimates in the Business Plan, or (ii) comparable actual results in prior periods.

(j)  “Plan” means this Bristol West Holdings, Inc. Executive Officer Incentive Plan, as amended from time to time.

3.	ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan and to take any actions and make any other determinations that it deems necessary or desirable for the administration of the Plan to the extent any such action would be permitted under Code Section 162(m), including, without limitation, all decisions on eligibility to participate, participation, the establishment of payment targets and the amount and terms of the Awards payable under the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan.

4.	ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.	AMOUNT OF BONUS

With respect to each Participant, the Committee will establish the Participant’s Individual Bonus Target for the Fiscal Year and the Participant’s Performance Goal or Goals for the Fiscal Year (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Fiscal Year that relate to unusual or extraordinary items). With respect to each Participant, the Committee will also determine whether the terms and conditions underlying the payment of the Participant’s Award have been satisfied. The selection and adjustment of applicable Performance Goals and Individual Bonus Targets and determination of Awards for Participants shall be made in compliance with the rules of Code Section 162(m). The maximum amount of any Awards that can be paid under the Plan to any Participant during any Fiscal Year is $1,000,000. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Fiscal Year in its sole discretion.

6.	PAYMENT OF BONUS

(a)  Unless otherwise determined by the Committee, a Participant must be on the Company’s payroll on the date the Award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(b)  Payments of Awards may be made (i) in cash; and/or (ii) in the form of any award available under the Bristol West Holdings, Inc. 2004 Stock Incentive Plan as it may be replaced, modified, amended or supplemented from time to time (the “Stock Incentive Plan”), as determined by the Committee in its sole discretion. The number of shares underlying any award granted under the Stock Incentive Plan shall be determined by dividing the applicable cash amount to be converted into a stock award by the fair market value of the shares on the applicable grant date. Fair market value for such purpose shall be determined based on any objective and appropriate method determined by the Committee in its sole discretion.

(c)  Any distribution or payment made under the Plan shall occur within a reasonable period of time after the end of the Fiscal Year in which the Participant has earned the Award (but in no event later than two and one-half months following the Fiscal Year in which the Award is no longer subject to a substantial risk of forfeiture as determined under Code Section 409A and all applicable guidance and Treasury regulations); provided, that no Award shall become payable to a Participant with respect to any Fiscal Year until the Committee has certified in writing (in the manner prescribed under applicable regulations under Code Section 162(m)) that the terms and conditions underlying the payment of such Award have been satisfied. The Committee, in its sole discretion, may permit a Participant to defer receipt of cash that would otherwise be delivered to the Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee in its sole discretion.

(d)  If a Participant entitled to the payment of an Award under the Plan dies prior to the distribution of such Award, the distribution shall be made to the Participant’s beneficiary or legal representative in accordance with Section 7(d) of the Plan within the same time period in which the Award otherwise would have been paid to the Participant.

7.	GENERAL

(a)  TAX WITHHOLDING. The Company shall have the right to deduct from all Awards paid in cash any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. In the case of Awards settled by an award granted under the Stock Incentive Plan, the terms of the Stock Incentive Plan regarding tax withholding shall govern or, if the Stock Incentive Plan does not address tax withholding, the person receiving such common stock may be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such common stock or, at the Committee’s sole discretion, the Company may withhold a number of shares of Company common stock which have a fair market value equal to the amount of such withholdings. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b)  CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c)  BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Company prior to the Participant’s death.

(d)  NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e)  INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f)  EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(g)  PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(h)  TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i)  INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Covered Employees will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan applicable to Covered Employees does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. The Company and/or the Committee, in their sole discretion, may pay bonuses outside of and independent of the Plan to any Participant.

(j)  GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

(k)  AMENDMENTS AND TERMINATION. The Board may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.